Date: November 6, 2019

DISTRIBUTION AGREEMENT

AGREEMENT, dated November 6, 2019, between MUTUAL OF AMERICA VARIABLE INSURANCE PORTFOLIOS, INC., a corporation organized under the laws of Maryland (the “Investment Company”), and MUTUAL OF AMERICA LIFE INSURANCE COMPANY, a New York mutual life insurance company (the “Distributor”):

W I T N E S S E T H:

WHEREAS, the Investment Company is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as a diversified open-end investment company and it is affirmatively in the interest of the Investment Company to offer its shares for sale continuously to certain separate accounts registered under the Securities Act of 1933 (the “Securities Act”) of both the Distributor and its former wholly-owned subsidiary, The American Life Insurance Company of New York (together the “Accounts”), pursuant to an effective prospectus of the Investment Company (the “Prospectus”) under the Securities Act; and

WHEREAS, the Distributor may be regarded as a principal underwriter for the Investment Company; and

WHEREAS, the Investment Company currently is comprised of the separate funds listed on Exhibit “A” (“Funds”), each of which pursues its investment objective through separate investment policies; and

WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934; and

WHEREAS, the Investment Company and the Distributor wish to enter into an agreement with each other with respect to the continuous offering to the Accounts of shares of the common Stock, par value $.001 per share, of the Investment Company’s Funds (the “shares”), in order to promote the growth of the Investment Company and facilitate the distribution of its shares;

NOW, THEREFORE, the parties agree as follows:

Section 1. Appointment of the Distributor. The Investment Company hereby appoints the Distributor as the principal underwriter and distributor of the Investment Company to sell its shares to the Accounts, including shares for funds to be added in the future, and the Distributor hereby accepts such appointment. The Investment Company during the term of this Agreement shall sell its shares to the Distributor upon the terms and conditions set forth below.

Section 2. Exclusive Nature of Duties. The Distributor shall be the exclusive representative of the Investment Company to act as principal underwriter and distributor.

Section 3. Purchase of Shares from the Investment Company.

(a) The Investment Company will offer its shares and the Distributor shall have the right to buy from the Investment Company the shares needed, but not more than the shares needed (except for clerical errors in transmission) to fill unconditional orders for shares of the Investment Company placed with the Distributor by the Accounts. The price which the Distributor shall pay for the shares of each Fund so purchased from the Investment Company shall be the net asset value per share of such Fund, determined as set forth in Section 3(c) hereof.

(b) The shares of each Fund are to be resold by the Distributor to the Accounts at the net asset value per share of such Fund.

(c) The net asset value of shares of each Fund of the Investment Company shall be determined by the Investment Company or any agent of the Investment Company, at the close of trading on the New York Stock Exchange on each business day on which the New York Stock Exchange is open for trading, in accordance with the method set forth in the Prospectus of the Investment Company and guidelines established by the Board of Directors of the Investment Company. The Investment Company may also cause the net asset value of shares of each Fund of the Investment Company to be determined in substantially the same manner or estimated in such manner and as of such other hour or hours as may from time to time be agreed upon in writing by the Investment Company and the Distributor. All payments to the Investment Company hereunder shall be made in the manner set forth in Section 3(e).

(d) The Investment Company shall have the right to suspend the sale of shares of any of its Funds at times when redemption of any such shares is suspended pursuant to the conditions set forth in Section 4(b) hereof. The Investment Company shall also have the right to suspend the sale of shares of any or all of its Funds if trading on the New York Stock Exchange shall have been suspended, if a banking moratorium shall have been declared by Federal or New York authorities, or if there shall have been some other extraordinary event, which, in the judgment of the Investment Company, makes it impracticable to sell any such shares.

(e) The Investment Company, or any agent of the Investment Company designated in writing by the Investment Company, shall be promptly advised of all purchase orders for shares of each Fund received by the Distributor. The Investment Company (or its agent) will confirm orders upon their receipt, will make appropriate book entries and upon receipt by the Investment Company (or its agent) of payment therefor, will deliver deposit receipts or certificates for such shares pursuant to the instructions of the Distributor. Payment shall be made to the Investment Company in New York Clearing House funds. The Distributor agrees to cause such payment and such instructions to be delivered promptly to the Investment Company (or its agent).

Section 4. Repurchase or Redemption of Shares by the Investment Company.

(a) Any of the outstanding shares of each Fund may be tendered for redemption at any time, and the Investment Company agrees to repurchase or redeem any such shares so tendered in accordance with its obligations as set forth in Article V of its Articles of Incorporation, as amended from time to time, and in accordance with the applicable provisions set forth in the Prospectus of the Investment Company. The price to be paid to redeem or repurchase shares of any Fund shall be equal to the net asset value per share of such Fund calculated in accordance with the provisions of Section 3(c) hereof. All payments by the Investment Company hereunder shall be made in the manner set forth below.

The Investment Company shall pay the total amount of the redemption price as defined in the above paragraph pursuant to the instructions of the Distributor in New York Clearing House funds on or before the second business day subsequent to its having received the notice of redemption in proper form.

(b) Redemption of shares of any Fund or payment may be suspended at times when the New York Stock Exchange is closed, when trading on said Exchange is closed, when trading on said Exchange is restricted, when an emergency exists as a result of which disposal by the Investment Company of securities owned by it for such Fund is not reasonably practicable or it is not reasonably practicable for the Investment Company fairly to determine the value of the net assets of such Fund, or during any other period when the Securities and Exchange Commission, by order, so permits.

Section 5. Duties of the Investment Company.

(a) The Investment Company shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of shares of the Investment Company, and this shall include one certified copy, upon request by the Distributor, of all financial statements prepared for the Investment Company by independent public accountants. The Investment Company shall make available to the Distributor such number of copies of its Prospectus as the Distributor shall reasonably request.

(b) The Investment Company shall take, from time to time, but subject to any necessary approval of its shareholders, all necessary action to fix the number of its authorized shares and to register shares under the Securities Act, to the end that there will be available for sale such number of shares as investors may reasonably be expected to purchase.

(c) The Investment Company shall use its best efforts to qualify and maintain the qualification of an appropriate number of shares of each of its Funds for sale under the securities laws of such states as the Distributor and the Investment Company may approve, if such qualification is required by such securities laws. Any such qualification may be withheld, terminated or withdrawn by the Investment Company at any time in its discretion. As provided in Section 8(c) hereof, the expense of qualification and maintenance of qualification of shares of a Fund shall be borne by such Fund. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Investment Company in connection with such qualification.

(d) The Investment Company will furnish, in reasonable quantities upon request by the Distributor, copies of annual and interim reports of the Investment Company.

Section 6. Duties of the Distributor.

(a) The Distributor shall devote reasonable time and effort to effect sales of shares of the Investment Company, but shall not be obligated to sell any specific number of shares. The services of the Distributor hereunder are not to be deemed exclusive and nothing herein contained shall prevent the Distributor from entering into distribution arrangements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.

(b) In selling the shares of the Investment Company, the Distributor shall use its best efforts in all respects duly to conform with the requirements of all federal and state laws and regulations and the regulations of the National Association of Securities Dealers, Inc. (the “NASD”), relating to the sale of such securities. Neither the Distributor nor any selected dealer nor any other person is authorized by the Investment Company to give any information or to make any representations, other than those contained in the registration statement or related Prospectus and any sales literature specifically approved by the Investment Company.

Section 7. Payment of Expenses.

(a) The Investment Company shall bear all costs and expenses of the Investment Company, including fees and disbursements of its counsel and auditors, in connection with the preparation and filing of any required registration statements and prospectuses under the Investment Company Act, the Securities Act, and all amendments and supplements thereto, and the expense of preparing, printing, mailing and otherwise distributing prospectuses, annual or interim reports to shareholders and proxy materials.

(b) Each Fund shall bear the costs and expenses of qualification of shares of such Fund for sale, and, if necessary or advisable in connection therewith, the Investment Company shall bear the cost and expense of qualifying the Investment Company as a broker or dealer, in such states of the United States or other jurisdictions as shall be selected by the Investment Company and the Distributor pursuant to Section 5(c) hereof and the costs and expenses payable to each such state for continuing qualification therein until the Investment Company decides to discontinue such qualification pursuant to Section 5(c) hereof.

Section 8. Indemnification.

(a) The Investment Company shall indemnify and hold harmless the Distributor and each person, if any, who controls the Distributor against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring direct or indirect interest in any shares, which may be based upon the Securities Act, or on any other statute or at common law, on the ground that the registration statement or related Prospectus, as from time to time amended and supplemented, or the annual or interim reports to shareholders of the Investment Company, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Investment Company in connection therewith by or on behalf of the Distributor; provided, however, that in no case (i) is the indemnity of the Investment Company in favor of the Distributor and any such controlling persons to be deemed to protect such Distributor or any such controlling persons thereof against any liability to the Investment Company or its security holders to which the Distributor or any such controlling persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement; or (ii) is the Investment Company to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any such controlling persons, unless the Distributor or such controlling persons, as the case may be, shall have notified the Investment Company in writing within a reasonable time after the summons or other first legal process giving information or the nature of the claim shall have been served upon the Distributor or such controlling persons (or after the Distributor or such controlling persons shall have received notice of such service on any designated agent), but failure to notify the Investment Company of any such claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Investment Company will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Investment Company elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Distributor or such controlling person or persons, defendant or defendants in the suit. In the event the Investment Company elects to assume the defense of any such suit and retain such counsel, the Distributor or such controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them but, in case the Investment Company does not elect to assume the defense of any such suit, it will reimburse the Distributor or such controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Investment Company shall promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the shares.

(b) The Distributor shall indemnify and hold harmless the Investment Company and each of its directors and officers and each person, if any, who controls the Investment Company against any loss, liability, claim, damage, or expense described in the foregoing indemnity contained in subsection (a) of this Section, but only with respect to statement or omissions made in reliance upon, and in conformity with, information furnished to the Investment Company in writing by or on behalf of the Distributor for use in connection with the registration statement or related prospectus, as from time to time amended, or the annual or interim reports to shareholders. In case any action shall be brought against the Investment Company or any person so indemnified, in respect of which indemnity may be sought against the Distributor, the Distributor shall have the rights and duties given to the Investment Company, and the Investment Company and each person so indemnified shall have the rights and duties given to the Distributor by the provisions of subsection (a) of this Section 8.

Section 9. Duration and Termination of This Agreement. This Agreement shall become effective as of the date first above written and shall remain in force until November 30, 2020, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Investment Company, or by the vote of a majority of the outstanding voting securities of the Investment Company, cast in person or by proxy, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting upon such approval.

This Agreement may be terminated at any time without the payment of any penalty, by the Board of Directors of the Investment Company or by vote of a majority of the outstanding voting securities of the Investment Company, or by the Distributor, on sixty days’ written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

The terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person,” when used in this Agreement, shall have the respective meaning specified in the Investment Company Act.

Section 10. Amendments of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Directors of the Investment Company, or by the vote of a majority of outstanding voting securities of the Investment Company, and (ii) a majority of those directors of the Investment Company who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

Section 11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, as amended, as of the day and year first above written in New York, New York.

MUTUAL OF AMERICA VARIABLE INSURANCE PORTFOLIOS, INC.

Attest:	/s/ Scott H. Rothstein	By:	/s/ James J. Roth
	Scott H. Rothstein		James J. Roth
	Executive Vice President and Corporate Secretary		Chairman, President and CEO

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

Attest:	/s/ Scott H. Rothstein	By:	/s/ Chris W. Festog
	Scott H. Rothstein		Chris W. Festog
	Executive Vice President and Interim Corporate Secretary		Senior Executive Vice President and CFO

EXHIBIT “A”

To Distribution Agreement

Dated November 6, 2019

By and between

Mutual of America Variable Insurance Portfolios, Inc.

and Mutual of America Life Insurance Company

As of November 6, 2019

Mutual of America Variable Insurance Portfolios, Inc.

Equity Index Portfolio

All America Portfolio

Small Cap Value Portfolio

Small Cap Growth Portfolio

Small Cap Equity Index Portfolio

Mid Cap Value Portfolio

Mid-Cap Equity Index Portfolio

International Portfolio

Money Market Portfolio

Mid-Term Bond Portfolio

Bond Portfolio

Retirement Income Portfolio

2010 Retirement Portfolio

2015 Retirement Portfolio

2020 Retirement Portfolio

2025 Retirement Portfolio

2030 Retirement Portfolio

2035 Retirement Portfolio

2040 Retirement Portfolio

2045 Retirement Portfolio

2050 Retirement Portfolio

2055 Retirement Portfolio

2060 Retirement Portfolio

Conservative Allocation Portfolio

Moderate Allocation Portfolio

Aggressive Allocation Portfolio